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                                                               EXHIBIT (d)(i)(f)

                                    RIDER TO
                       THE ENTERPRISE GROUP OF FUNDS, INC.
                         INVESTMENT advisor'S AGREEMENT
                            DATED SEPTEMBER 17, 2002

                           This Rider made this 29th day of November, 2002, is
by and between The Enterprise Group of Funds, Inc. (the "Fund"), a Maryland corporation, and Enterprise Capital Management, Inc., a Georgia corporation.

                           The Agreement is hereby modified by adding the
following on Schedule A:

Short Duration Bond Fund            At the rate of 0.45% of the average of the
                                    daily closing net asset values of the Fund per year, paid monthly.

                  Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

                           IN WITNESS WHEREOF, the parties hereof have caused
this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.

                                         THE ENTERPRISE GROUP OF FUNDS, INC.



By: /s/ CATHERINE R MCCLELLAN            By: /s/ VICTOR UGOLYN
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                                         ENTERPRISE CAPITAL  MANAGEMENT, INC.

By: /s/ CATHERINE R MCCLELLAN            By: /s/ VICTOR UGOLYN
   ---------------------------------        -----------------------------------